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                                                                EXHIBIT 2(g)(ii)


                               UM INVESTMENT TRUST

                             SUB-ADVISORY AGREEMENT
                            (UM MULTI-STRATEGY FUND)

         This Sub-Advisory Agreement (this "Agreement") is entered into as of December 11, 2001 by and among Undiscovered Managers, LLC, a Delaware limited liability company (the "Manager"), Cadogan Management, L.L.C., a Delaware limited liability company (the "Sub-Adviser"), and UM Investment Trust, a Massachusetts business trust (the "Trust"), on behalf of its UM Multi-Strategy Fund (the "Series").

         WHEREAS, the Manager has entered into a Management Agreement dated December 11, 2001 (the "Management Agreement") with the Trust, pursuant to which the Manager provides portfolio management and administrative services to the Series;

         WHEREAS, the Management Agreement provides that the Manager may delegate any or all of its portfolio management responsibilities under the Management Agreement to one or more sub-advisers; and

         WHEREAS, the Manager desires to retain the Sub-Adviser to render portfolio management services in the manner and on the terms set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Manager and the Sub-Adviser agree as follows:

         1. Sub-Advisory Services.

                  a. The Sub-Adviser shall, subject to the supervision of the Manager and in cooperation with any administrator appointed by the Manager (the "Administrator"), manage the investment and reinvestment of the assets of the Series. The Sub-Adviser shall manage the Series in conformity with (1) the investment objectives, policies and restrictions of the Series set forth in the Trust's offering memorandum relating to the Series, (2) any additional policies or guidelines established by the Manager or by the Trust's trustees that have been furnished in writing to the Sub-Adviser and (3) the provisions of the Internal Revenue Code of 1986 (the "Code") applicable to "regulated investment companies" (as defined in Section 851 of the Code), all as from time to time in effect (collectively, the "Policies"), and with all applicable provisions of law, including without limitation all applicable provisions of the Investment Company Act of 1940 (the "1940 Act") and the rules and regulations thereunder. Subject to the foregoing, the Sub-Adviser is authorized, in its discretion and without prior consultation with the Manager, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments (including interests in pooled investment vehicles) on behalf of the Series, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover; and the majority or the whole of the Series may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Sub-Adviser shall






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determine. The Sub-Adviser shall be solely responsible for ensuring that appropriate due diligence (including legal due diligence) and analyses have been performed with respect to each investment by the Series, and shall be solely responsible for the adequacy of such due diligence and analyses. Notwithstanding the foregoing provisions of this Section 1.a., however, the Sub-Adviser shall, upon written instructions from the Manager, effect such portfolio transactions for the Series as the Manager shall determine are necessary in order for the Series to comply with the Policies.

                  b. The Sub-Adviser shall furnish the Manager and the Administrator monthly, quarterly and annual reports concerning portfolio transactions and performance of the Series in such form as may be mutually agreed upon, and agrees to assist the Manager from time to time in estimating the amount of any distributions that are required to be made by the Series under the Code and to review the Series and discuss the management of the Series with representatives or agents of the Manager, the Administrator or the Trust at their reasonable request. The Sub-Adviser shall permit all books and records with respect to the Series to be inspected and audited by the Manager and the Administrator at all reasonable times during normal business hours, upon reasonable notice. The Sub-Adviser shall also provide the Manager, the Administrator or the Trust with such other information and reports as may reasonably be requested by the Manager, the Administrator or the Trust from time to time, including without limitation all material as reasonably may be requested by the trustees of the Trust pursuant to Section 15(c) of the 1940 Act.

                  c. The Sub-Adviser shall provide to the Manager a copy of the Sub-Adviser's Form ADV as filed with the Securities and Exchange Commission and as amended from time to time and a list of the persons whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions to custodians of assets of the Series.

                  d. The Sub-Adviser shall maintain and be bound by a Code of Ethics satisfying the requirements of Rule 17j-1 under the 1940 Act, and shall provide to the Trust a current copy of such Code of Ethics, as amended from time to time (the "Code of Ethics").

         2. Obligations of the Manager.

                  a. The Manager shall provide (or cause the Trust's custodian to provide) timely information to the Sub-Adviser regarding such matters as the composition of assets in the Series, cash requirements and cash available for investment in the Series, and all other information as may be reasonably necessary for the Sub-Adviser to perform its responsibilities hereunder.

                  b. The Manager has furnished the Sub-Adviser a copy of the offering memorandum of the Series and agrees during the continuance of this Agreement to furnish the Sub-Adviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Manager agrees to furnish the Sub-Adviser with minutes of meetings of the trustees of the Trust applicable to the Series to the extent they may affect the duties of the Sub-Adviser, and with copies of any financial statements or reports made by the Series to its shareholders, and any further materials or information which the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.



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         3. Custodian. The Manager shall provide the Sub-Adviser with a copy of the Series' agreement with the custodian designated to hold the assets of the Series (the "Custodian") and any modifications thereto (the "Custody Agreement"), copies of such modifications to be provided to the Sub-Adviser a reasonable time in advance of the effectiveness of such modifications. The assets of the Series shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Sub-Adviser shall have no liability for the acts or omissions of the Custodian, unless such act or omission is required by and taken in reliance upon instructions given to the Custodian by a representative of the Sub-Adviser properly authorized to give such instructions under the Custody Agreement. Any assets added to the Series shall be delivered directly to the Custodian.

         4. Expenses. Except for expenses specifically assumed or agreed to be paid by the Sub-Adviser pursuant hereto, the Sub-Adviser shall not be liable for any expenses of the Manager or the Trust including, without limitation, (a) interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Series and (c) custodian fees and expenses. The Sub-Adviser will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement.

         5. Compensation of the Sub-Adviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Manager shall pay the Sub-Adviser compensation, within forty-five days after the end of each calendar quarter, at the Performance Fee Rate. For purposes of this Agreement, "Performance Fee Rate" shall mean, with respect to each calendar quarter, the annual percentage rate of the average monthly net assets of the Series during such quarter that is determined by adding to (or subtracting from) 0.55% one-eighth of the number of basis points by which the total return of the Series (expressed as a percentage, and calculated after giving effect to the Series' fees and expenses, excluding any fees paid to the Manager pursuant to the Management Agreement) during the one-year period ending at the end of such quarter exceeds (or falls short of) the Benchmark (as hereinafter defined); provided, however, that the Performance Fee Rate shall in no event exceed the annual rate of 1.05% of such average monthly net assets and shall in no event be less than the annual rate of 0.05% of such average monthly net assets; and provided, further, that, until the end of the first calendar quarter that ends on or after the 364th day following commencement of the Series' investment operations, the Performance Fee Rate shall be the annual rate of 0.80% of the average monthly net assets of the Series. For purposes of this Agreement, (a) "Benchmark" shall mean, with respect to the calculation of the Performance Fee Rate following the end of each calendar quarter, the total return (on a dividends-reinvested basis and expressed as a percentage) of the JP Morgan GBI Global Hedged US Dollar Index during the one-year period ending at the end of such quarter, and (b) with respect to any month, the net assets of the Series for such month shall be determined by averaging the value of the Series' net assets on the last business day of such month with the value of the Series' net assets on the last business day of the month immediately prior to such month. The Manager may from time to time waive the compensation it is entitled to receive from the Trust; however, any such waiver will have no effect on the Manager's obligation to pay the Sub-Adviser the compensation provided for herein.




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         6. Non-Exclusivity. The Manager and the Series agree that the services of the Sub-Adviser are not to be deemed exclusive and that the Sub-Adviser and its affiliates are free to act as investment manager and provide other services to various investment companies and other managed accounts, except as the Sub-Adviser and the Manager may otherwise agree from time to time in writing before or after the date hereof. This Agreement shall not in any way limit or restrict the Sub-Adviser or any of its directors, officers, employees or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities do not violate any applicable laws, rules or regulations or the Code of Ethics. The Manager and the Series recognize and agree that the Sub-Adviser may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Series. The Sub-Adviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Trust or the Manager in any way or otherwise be deemed an agent of the Trust or the Manager.

         7. Liability and Indemnification.

                  a. Except as may otherwise be provided by the 1940 Act or other federal securities laws, neither the Sub-Adviser nor any of its officers, directors, employees or agents shall be subject to any liability to the Manager, the Trust, the Series or any shareholder of the Series for any error of judgment, any mistake of law or any loss arising out of any investment or other act or omission in the course of, connected with, or arising out of any service to be rendered under this Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser's duties or by reason of reckless disregard by the Sub-Adviser of its obligations and duties, including the Sub-Adviser's duties relating to the diligence and analyses undertaken in connection with investments made by the Series.

                  b. The Trust agrees to indemnify out of the assets of the Series each of the Sub-Adviser and all of its officers, directors and employees (each such entity or person hereinafter referred to as a "Covered Person") against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any such Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such Covered Person may be or may have been threatened, while in office or thereafter, by reason of any investment or other alleged act or omission in the course of, connected with or arising out of any service to be rendered under this Agreement, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Covered Person's action was in the best interests of the Series, and except that no Covered Person shall be indemnified against any liability to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the Covered Person's obligations and duties, including the Covered Person's duties relating to the diligence and analyses undertaken in connection with investments made by the Series. Expenses, including counsel fees so incurred by any such Covered Person, may be paid from time to time by the Trust in advance of the final disposition





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of any such action, suit or proceeding on the condition that the amounts so paid shall be repaid to the Trust if it is ultimately determined that indemnification of such expenses is not authorized under this Section 7.b.

                  c. As to any matter disposed of by a compromise payment by any such Covered Person referred to in Section 7.b. above, pursuant to a consent decree or otherwise, no such indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the Series, after notice that it involved such indemnification, (i) by a disinterested majority of the trustees of the Trust then in office; or (ii) by a majority of the disinterested trustees of the Trust then in office; or (iii) by any disinterested person or persons to whom the question may be referred by the trustees of the Trust; or (iv) by vote of shareholders of the Series holding a majority of the shares entitled to vote thereon, exclusive of any shares beneficially owned by any interested Covered Person; provided, however, that such indemnification would not protect such Covered Person against any liability to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the Covered Person's duties or obligations. Approval by the trustees of the Trust pursuant to clause (i) or (ii) or by any disinterested person or persons pursuant to clause (iii) of this Section 7.c. shall not prevent the recovery from any Covered Person of any amount paid as indemnification to such Covered Person in accordance with any of such clauses if such Covered Person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that such Covered Person's action was in the best interests of the Series or to have been liable by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the Covered Person's duties or obligations.

         8. Effective Date and Termination. This Agreement shall become effective as of the date of its execution, and

                  a. unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Series, and (ii) by vote of a majority of the trustees of the Trust who are not interested persons of the Trust, the Manager or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval;

                  b. this Agreement may at any time be terminated on sixty days' written notice to the Sub-Adviser by the Manager, by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Series;

                  c. this Agreement may at any time be terminated by the Sub-Adviser on one hundred twenty days' written notice to the Manager and the Trust in the event that, and only in the event that, the Manager consents in writing to such termination; and

                  d. this Agreement shall automatically terminate in the event of its assignment.



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         Termination of this Agreement pursuant to this Section 8 shall be without the payment of any penalty.

         9. Amendment. This Agreement may be amended at any time by mutual consent of the Manager, the Board of Trustees of the Trust and the Sub-Adviser, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Series and by vote of a majority of the trustees of the Trust who are not interested persons of the Trust, the Manager or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

         10. Certain Definitions. For the purpose of this Agreement, the terms "vote of a majority of the outstanding voting securities," "interested person," "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act.

         11. General.

                  a. If any term or provision of this Agreement or the application thereof to any person or circumstances is held to be invalid, illegal or otherwise unenforceable to any extent, then, to the fullest extent permitted by law: (i) such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement; (ii) all other terms and provisions of this Agreement shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible; and (iii) the parties hereto shall use all reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purpose and intents of this Agreement.

                  b. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.


                       UNDISCOVERED MANAGERS, LLC


                       By: /s/ Mark P. Hurley
                          -----------------------------------------
                            Mark P. Hurley
                            Chairman and Chief Executive Officer


                       CADOGAN MANAGEMENT, L.L.C.


                       By: /s/ Paul Isaac
                          -----------------------------------------
                            Paul Isaac
                            Chief Investment Officer





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                       UM INVESTMENT TRUST


                       By: /s/ Mark P. Hurley
                          -----------------------------------------
                            Mark P. Hurley
                            President




                                     NOTICE

         A copy of the Agreement and Declaration of Trust establishing UM Investment Trust (the "Trust") is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to the Trust's UM Multi-Strategy Fund series (the "Series") on behalf of the Trust by officers of the Trust as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Series.